Exhibit 99.1

CONTACTS:	Investor Relations Leslie Hunziker (201) 307-2100 investorrelations@hertz.com
Media: Richard Broome (201)307-2486 rbroome@hertz.com

HERTZ INCREASES FULL YEAR 2010
PROFITABILITY GUIDANCE AND
EXPECTS TO REPORT STRONG THIRD QUARTER
OPERATING RESULTS

PARK RIDGE, NJ (October 20, 2010) — Hertz Global Holdings, Inc. (NYSE: HTZ) (with its subsidiaries, the “Company”, “Hertz” or “we”) announced today that, based on 2010 efficiency savings revised to $410 million, lower fleet costs and continued improvements in the Company’s car rental business, it is increasing full year 2010 adjusted diluted earnings per share guidance to a range of $0.47 to $0.48(1).  This includes the negative impact of approximately two cents per share attributable to higher fourth quarter 2010 interest costs from a $700 million debt offering in September which will reduce ongoing interest costs by $15 million annually between 2011 and 2016, when the funds are used to pay down higher-cost debt.

Hertz also announced that it anticipates doubling GAAP income before income taxes for the third quarter of 2010 and increasing adjusted pre-tax income(2) by approximately 30% for the same period, the fifth consecutive quarter of year-over-year adjusted pre-tax income growth. The resulting adjusted diluted earnings per share(2)  for the third quarter are estimated at $0.40 compared with $0.31 for the same period last year.  Third quarter GAAP diluted earnings per share are estimated to be $0.36 versus $0.15 for the same period last year.  The increases are attributable to several factors including lower fleet costs and a third quarter sales increase exceeding 11% in the Company’s largest business, U.S. car rental, its fourth consecutive quarter of year-over-year revenue growth.

Mark P. Frissora, the Company’s Chairman and Chief Executive Officer, said, “Despite additional costs to expand our global car rental network, including off-airport and Advantage in the U.S., third quarter results are likely to exceed our internal expectations, demonstrating the long-term durability of our balanced efficiency and growth strategies. These strategies have enabled Hertz to improve adjusted pre-tax income five consecutive quarters, and to increase U.S. car rental revenues four consecutive quarters as we exit the worst recession in the Company’s 92-year history.   Our success in the third quarter is due to higher than forecasted efficiency improvements, including lower fleet costs, as well as stronger pricing and demand in the U.S. and Europe car rental businesses, which are anticipated to generate exceptional results.  For the third quarter, HERC is expected to record positive year-over year revenue growth for the first time in two years. Additionally, HERC’s adjusted pre-tax income is also expected to improve by more than 30% year-over-year, with a Corporate EBITDA margin of approximately 40%, more evidence that our equipment rental business stabilized in the third quarter.”

Mr. Frissora, commenting on the Company’s outlook for the fourth quarter of 2010, said, “We expect fourth quarter results will reflect continued growth in our car rental businesses led by resilient commercial rental activity across our largest markets, as well as strong same-store growth in Advantage and off-airport in the U.S. These improvements are likely to be partially offset by lower leisure demand, as the fourth quarter is typically a trough period in this market, and by slightly softer pricing due to mix shifts (e.g., Advantage and off-airport growth), difficult year-over-year comparisons and competitive pressure.  Also, we are achieving additional fleet efficiencies, in depreciation costs and utilization, across our car rental markets.  We expect HERC will continue to generate sequential and year-over-year growth in revenues, adjusted pre-tax income and Corporate EBITDA, with a Corporate EBITDA margin approaching 42% for the quarter.  While we have aged the HERC fleet to an average of approximately 50 months, which generates higher maintenance costs, these increases are being offset by other fleet and labor efficiencies, as well as solid same-store revenue growth across HERC’s North American markets.”

“As a result, we are increasing full-year 2010 adjusted diluted EPS guidance to a range of between $0.47-$0.48(1). The range would have been $0.49 - $0.50 per share but for higher fourth quarter interest charges attributable to a $700 million high yield debt refinancing, completed in September.  The refinancing longer term will result in approximately $75 million lower ongoing interest costs between 2011 and 2016.  The increased guidance is partially attributable to higher than forecasted full year 2010 efficiency savings, now estimated at $410 million,” Mr. Frissora concluded.

The Company plans to announce its third quarter results and host a conference call to discuss such results in early November.

OUTLOOK

The Company reaffirms its full year 2010 revenue and Corporate EBITDA guidance, provided on April 26, 2010, in the range of $7.5 billion to $7.7 billion, and $1.080 billion to $1.095 billion(1), respectively. The Company has revised full year 2010 estimated efficiency savings from $380 million to $410 million. The Company has also increased its full year 2010 forecast adjusted pre-tax income and adjusted diluted earnings per share guidance, as follows:

	Revised Guidance	Prior Guidance

Adjusted Pre-Tax Income(1)	$315- $325 million	$290 - $305 million
Adjusted Diluted Earnings Per Share(1)	$0.47 - $0.48	$0.43 - $0.45

(1)          Management believes that Corporate EBITDA, adjusted pre-tax income and adjusted diluted earnings per share are useful in measuring the comparable results of the Company period-over-period.  The GAAP measures most directly comparable to Corporate EBITDA, adjusted pre-tax income and adjusted diluted earnings per share are cash flows from operating activities, pre-tax income and diluted earnings per share.  Because of the forward-looking nature of the Company’s forecasted Corporate EBITDA, adjusted pre-tax income and adjusted diluted earnings per share, specific quantifications of the amounts that would be required to reconcile forecasted cash flows from operating activities, pre-tax income and diluted earnings per share are not available.  The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures, primarily related to fair value accounting for its financial assets (which includes the Company’s derivative financial instruments), its income tax reporting and certain adjustments made to arrive at the relevant non-GAAP measures, which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations.   Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP Corporate EBITDA, adjusted pre-tax income and adjusted diluted earnings per share to forecasted cash flows from operating activities, pre-tax income and diluted earnings per share would imply a degree of precision that would be confusing or misleading to investors for the reasons indentified above.

Full year forecasted 2010 adjusted diluted earnings per share is based on a normalized tax rate of 34% and 410.0 million shares.

(2)          Adjusted pre-tax income, adjusted net income and adjusted diluted earnings per share are non-GAAP measures.

Adjusted pre-tax income is calculated as income before income taxes plus non-cash purchase accounting charges, non-cash debt charges relating to the amortization of debt financing costs and debt discounts and certain one-time charges and non-operational items. Adjusted pre-tax income is important to management because it allows management to assess operational performance of our business, exclusive of the items mentioned above.  It also allows management to assess the performance of the entire business on the same basis as the segment measure of profitability.  Management believes that it is important to investors for the same reasons it is important to management and because it allows them to assess the operational performance of the Company on the same basis that management uses internally.

Adjusted net income is calculated as adjusted pre-tax income less a provision for income taxes derived utilizing a normalized income tax rate (34% in 2010 and 2009) and noncontrolling interest. The normalized income tax rate is management’s estimate of our long-term tax rate.  Adjusted diluted earnings per share is calculated as adjusted net income divided by, for 2010, 410.0 million which represents the approximate number of shares outstanding at December 31, 2009, and for 2009, 407.7 million which represents the actual diluted weighted average number of shares outstanding for the year ended December 31, 2008 plus 85 million shares offered in the 2009 common stock offerings. Adjusted net income and adjusted diluted earnings per share are important to management and investors because they represent a measure of our operational performance exclusive of the effects of purchase accounting adjustments, non-cash debt charges, one-time charges and items that are not operational in nature or comparable to those of our competitors.

Reconciliation of adjusted pre-tax income, adjusted net income and adjusted diluted earnings per share to income before income taxes for the quarter ended September 30, 2010 (Estimated) and 2009 (in millions, except per share amounts):

	Q3’10	Q3’09
Income before income taxes	$158	$76
Adjustments:
Purchase accounting	24	22
Non-cash debt charges	46	49
Restructuring and related charges	15	47
Acquisition related costs	10	—
Other	1	1
Adjusted pre-tax income	254	195
Assumed provision for income taxes of 34%	(86)	(66)
Noncontrolling interest	(5)	(4)
Adjusted net income	$163	$125
Adjusted diluted number of shares outstanding	410.0	407.7
Adjusted diluted earnings per share	$0.40	$0.31

ABOUT THE COMPANY

Hertz is the world’s largest general use car rental brand, operating from approximately 8,600 locations in 146 countries worldwide. Hertz is the number one airport car rental brand in the U.S. and at 81 major airports in Europe, operating both corporate and licensee locations in cities and airports in North America, Europe, Latin America, Asia, Australia and New Zealand. In addition, the Company has licensee locations in cities and airports in Africa and the Middle East. Product and service initiatives such as Hertz #1 Club Gold®, NeverLost® customized, onboard navigation systems, SIRIUS XM Satellite Radio, and unique cars and SUVs offered through the Company’s Prestige, Fun and Green Collections, set Hertz apart from the competition. In 2008, the Company launched Connect by Hertz, entering the global car sharing market in London, New York City and Paris. Hertz also operates one of the world’s largest equipment rental businesses, Hertz Equipment Rental Corporation, offering a diverse line of equipment, including tools and supplies, as well as new and used equipment for sale, to customers ranging from major industrial companies to local contractors and consumers from approximately 320 branches in the United States, Canada, China, France, Spain and Italy.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release and in related comments by our management include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include information concerning the Company’s outlook, anticipated revenues and results of operations, as well as any other statement that does not directly relate to any historical or current fact. These forward-looking statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar expressions. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors that the Company believes are appropriate in these circumstances. We believe these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and our actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative.

Among other items, such factors could include:  overall strength and stability of general economic conditions, both in the United States and in global markets; levels of travel demand, particularly with respect to airline passenger traffic in the United States and in global markets; significant changes in the competitive environment, including as a result of industry consolidation, and the effect of competition in our markets, including on our pricing policies or use of incentives; our ability to achieve cost savings and efficiencies and realize opportunities to increase productivity and profitability; an increase in our fleet costs as a result of an increase in the cost of new vehicles and/or a decrease in the price at which we dispose of used vehicles either in the used vehicle market or under repurchase or guaranteed depreciation programs; our ability to accurately estimate future levels of rental activity and adjust the size of our fleet accordingly; our ability to maintain sufficient liquidity and the availability to us of additional or continued sources of financing for our revenue earning equipment and to refinance our existing indebtedness; financial instability of insurance companies providing financial guarantees for our asset-backed securities; safety recalls by the manufacturers of our vehicles and equipment; a major disruption in our communication or centralized information networks; financial instability of the manufacturers of our vehicles and equipment; any impact on us from the actions of our licensees, dealers and independent contractors; our ability to maintain profitability during adverse economic cycles and unfavorable external events (including war, terrorist acts, natural disasters and epidemic disease); shortages of fuel and increases or volatility in fuel costs; our ability to successfully integrate future acquisitions and complete future dispositions; costs and risks associated with litigation; risks related to our indebtedness, including our substantial amount of debt and our ability to incur substantially more debt; our ability to meet the financial and other covenants contained in our senior credit facilities, our outstanding unsecured senior notes and certain asset-backed funding arrangements; changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, which could have an effect on earnings; changes in the existing, or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect our operations, the cost thereof or applicable tax rates; the effect of tangible and intangible asset impairment charges; and the impact of our derivative instruments, which can be affected by fluctuations in interest rates; our exposure to fluctuations in foreign exchange rates.  Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The Company therefore cautions you against relying on these forward-looking statements. All forward-looking statements attributable to the Company or persons acting on the Company’s behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.